Exhibit 99.1 Press Release

PHI Group Forms Strategic Alliance with Tho Xuan Duong JSC, a Vietnamese Traditional Medicine and Herbal Company with Nearly 400 Years’ History

NEW YORK, Aug. 22, 2017 (GLOBE NEWSWIRE) — PHI Group, Inc., (www.phiglobal.com) (OTCQB:PHIL), a company focused on mergers and acquisitions and investments in natural resources, energy, agriculture, healthcare and special situations, announced today that it has signed a Master Business Cooperation Agreement with Tho Xuan Duong Joint Stock Company (“TXD”), a Vietnamese company recognized by Guinness World Records with nearly four centuries of history in Vietnamese traditional medicine and herbs.

According to the Agreement, PHIL will assist TXD to promote and advertise TXD’s history, brand and traditional medicinal products and treatments on a global basis; set up manufacturing facilities and/or establish strategic alliances with pharmaceutical production and distribution companies in Europe, the United States, the Middle East, Central and South America, Africa and other selective geographical areas; and access funding sources to implement TXD’s business plan.

In addition, PHIL considers acquiring an equity interest in TXD and/or exchange of ownership between the two companies by way of stock swap to form a strategic alliance. PHIL will cooperate with TXD to build and develop raw material areas, preliminary and full-scale processing facilities for herbal medicines, and herbal medicine tourism area in Sapa, Lao Cai Province, Northern Vietnam. PHI will also assist TXD to obtain special medical devices using Low Level Laser Light Therapy technologies developed by American Laser Healthcare Corp., a US company, which has been cleared by the U.S. FDA for pain treatment, needleless acupuncture, and other diseases.

Dr. Giang Tuan Phung, Chairman and CEO of Tho Xuan Duong, stated, “We are excited to collaborate with PHI Group to develop additional raw material areas, modernize our processing capabilities, and broaden our reach to selective international markets to make our precious herbal healthcare products and services available to users on a global basis.”

Henry Fahman, CEO of PHI Group, said, “We are delighted to work with TXD and confident that our cooperation will greatly benefit not only shareholders of both companies but also many people all over the world by making TXD’s products more accessible.”

On another note, PHI Group is in the process of acquiring a 20-year old pharmaceutical and medical device distribution company in Europe as a platform to provide Tho Xuan Duong’s products to European countries.

About PHI Group

PHI Group (www.phiglobal.com) primarily focuses on mergers and acquisitions and invests in select industries and special situations that may substantially enhance shareholder value. PHI Group also provides M&A and consulting services through its wholly owned subsidiary, PHI Capital Holdings, Inc. (www.phicapitalholdings.com)

About Tho Xuan Duong

Following the tradition of nearly four centuries through sixteen generations, starting with Mr. Phung Van Duong at the Le Dynasty Medical Institute in Vietnam, Tho Xuan Duong is the oldest traditional medicine company in Vietnam, recognized by Guinness World Records. The Company provides prized herbal medicinal products and treatments for a wide variety of diseases. It has treated patients from over a hundred countries around the world. TXD is in the process of developing additional raw material areas, preliminary and full-scale processing facilities for herbal medicines, and herbal medicine tourism area in Sapa, Lao Cai Province, Northern Vietnam. Website: www.thoxuanduong.com

Safe Harbor

This news release contains forward-looking statements that are subject to certain risks and uncertainties that may cause actual results to differ materially from those projected on the basis of such forward-looking statements pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995.

Press Contact: Henry Fahman +1-702-475-5430 henry@phiglobal.com